Exhibit 99.3

Poster Presentation at EHA, Stockholm, Sweden (June 13-16, 2013)
Abstract:  Bruton Tyrosine Kinase Expression in Multiple Myeloma
Date/Time: June 14, 2013, 5:45PM-7:00PM
Location:  Poster Hall

Laurence Elias1, Joseph Buggy1

1Research, Pharmacyclics, Sunnyvale, United States

Background: Bruton Tyrosine Kinase (BTK) is expressed in normal B and myelo-monocytic lineage cells, where it functions in several signal transduction pathways including the B cell receptor (BCR), the CXCL12 (SDF-1α/β) receptor CXCR4, Toll-like receptors, FcRε, and GpIb. BTK is prominently expressed in normal and malignant B cells and is now an important molecular target for treatment of CLL/SLL, MCL, DLBCL and other malignancies with the oral BTK inhibitor ibrutinib. BTK expression is not detected upon B cell differentiation into plasma cells, however significant BTK expression has been reported in MM patient samples and some MM cells lines. Although over-expression may not necessarily be directly correlated with sensitivity to ibrutinib, tumor types identified as having high levels of BTK expression would merit further investigation.

Aims: 1) Determine the patterns of BTK expression in clinical and molecular sub-groupings of MM, 2) characterize the role of BTK in the pathophysiology of MM, and 3) identify subgroups of interest for clinical investigation.

Methods: BTK mRNA expression was analyzed in relation to clinical and molecular variables in gene expression databases, accessed through Compendia Oncomine, which includes 2196 MM clinical accessions from multiple public databases. BTK over-expression was defined as > 4-fold average mRNA expression. Results are presented descriptively below.

Results: BTK mRNA was over-expressed in most MM patient samples (74.1%), which was similar to CLL (79.2%),or B cell lymphomas (91-100%), and to a much greater extent than seen in any solid tumor grouping. In comparison with MM, trends towards a higher level of expression were observed in cases of MGUS subtype (92.7%, N= 57) and in plasma cell leukemia (91.7%, N=12).Previously treated patient samples had a slightly greater incidence of over-expression (82.8%, N=842). No differences however were identified between patients with ISS stages I, II or III, patients with or without hyper-diploid cytogenetics, or in patients with light chain myeloma vs IgA/IgG myeloma. BTK was broadly expressed across molecular and cytogenetic subgroupings, however patients with gains of chromosome 11 or CCND1 amplificationtended to have higher levels of BTK expression, whereas samples from patients in the MS (Zhan et al, Blood 2006;108:2020-2028) or TC 4 (Agnelli et al, J Clin Oncol 2005;23:7296-7306) molecular subgroups (generally associated with t(4;14) and related abnormalities) had lower BTK expression, as compared to other subgroups. BTK over-expression was similarly seen to correlate inversely with FGFR3 expression (characteristic of t(4;14)). BTK further showed some degree of co-expression with BCR associated B cell determinants such as CD79a, CD79b, and SYK; a correlation with CXCR4 was also noted.

Summary / Conclusion: BTK is widely expressed in MM, including previously treated patients. Over-expression is frequent however in some molecular and cytogenetic subgroups (e.g. CCND1 amplification, chromosome 11 abnormalities) characterized by high CCND1 expression. This pattern overlaps t(1 1;14) which has features in common with MCL,a disease known to be sensitive to treatment with ibrutinib. Whether these differences correspond to differences at the protein level and sensitivity to agents such as ibrutinib, or could be the basis of a predictive biomarker, will require further study. BTK co-expression with CXCR4 in MM suggests a prominent functional role of BTK in chemotaxis independently of possible BCR signaling.